Exhibit 99.1


THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


                     THE READER'S DIGEST ASSOCIATION, INC.
                         ANNOUNCES SENIOR NOTES OFFERING


         PLEASANTVILLE, N.Y., February 18, 2004 -- The Reader's Digest Association, Inc. (NYSE: RDA) today announced it is proposing to offer $300 million of senior notes due 2011.

         The company intends to use all of the net proceeds of this offering to repay a portion of outstanding indebtedness under its senior credit facilities.

         "This move will enable us to diversify our borrowings at fixed rates for a significant portion of our indebtedness, principally related to our 2002 acquisition of Reiman Publications," said Michael S. Geltzeiler, Senior Vice President and Chief Financial Officer.

         The senior notes will be issued in a transaction that will not be registered under the Securities Act of 1933, as amended, and will be offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The senior notes to be offered may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

         The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

         This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.